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                                                                     EXHIBIT 5.1

               [Letterhead of Morris, Manning & Martin, L.L.P.]



                              September 28, 1999

Intelligent Life Corporation
11811 U.S. Highway One
Suite 101
North Palm Beach, Florida  33408

     Re:  Registration Statement on Form S-8

Ladies and Gentlemen:

     We have acted as counsel for Intelligent Life Corporation, a Florida corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended, pursuant to a Registration Statement on Form S-8, of a proposed offering of 3,000,000 shares of the Company's common stock, par value $.01 per share (the "Shares"), including (i) up to 1,500,000 Shares issuable pursuant to the 1997 Equity Compensation Plan (the "1997 Plan") and
(ii) up to 1,500,000 issuable pursuant to the 1999 Equity Compensation Plan (the "1999 Plan") (the "Plans").

     We have examined and are familiar with the originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records, and other instruments relating to the incorporation of the Company and to the authorization and issuance of Shares under the Plans as would be necessary and advisable for purposes of rendering this opinion. Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued as contemplated by the Plans, will be validly issued, fully paid and nonassessable.

     We hereby consent to the filing of this Opinion as Exhibit 5.1 to the Company's registration statement on Form S-8.


                                 Very truly yours,

                                 MORRIS, MANNING & MARTIN, L.L.P.

                                 /s/ Morris, Manning & Martin, L.L.P.